Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Appoints Lawrence C. Caldwell and

Matthew J. Chanin to an Expanded Board of Supervisors

Whippany, New Jersey, November 14, 2012 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that, at its regular meeting held on November 13, 2012, the Partnership’s Board of Supervisors unanimously approved an increase in the number of independent members of the Board of Supervisors from five to seven, and elected Lawrence C. Caldwell and Matthew J. Chanin to fill the two new positions created by the increase in the size of the Board.

Messrs. Caldwell and Chanin were elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently scheduled for Spring 2015. At that meeting, under the current Partnership Agreement, all Supervisors will be elected by the Partnership’s Common Unitholders.

Mr. Caldwell brings over 40 years of successful investment and senior executive management experience in a broad range of public and private businesses across several different industries, and has held a number of board directorships. Mr. Caldwell was a co-founder of New Canaan Investments, Inc., a private equity investment firm, where he was one of three senior officers of the firm from 1988 through 2005. He is currently a director of Magnuson Products, LLC, a company which manufactures specialty engine components for the automotive OEM and aftermarket. In the field of nonprofit institutions, he serves on the Board of Trustees and as Chairman of the Investment and Finance Committee of Historic Deerfield in Deerfield, Massachusetts. He also serves on the Board of Directors and chairs both the Finance and Strategic Planning Committees of the Leventhal Map Center in Boston, Massachusetts.

Mr. Chanin brings 35 years of investment experience with a focus on highly structured private placements for companies in a broad range of industries, with a particular focus on energy companies. Mr. Chanin was Senior Managing Director of Prudential Investment Management, a subsidiary of Prudential Financial, Inc. (“Prudential”), from 1996 until his retirement in January, 2012. He currently serves on the Boards of three private companies and provides consulting services to Prudential and one other client. He has previously served on the audit committee of the board of a public company and is currently a member of the audit committee for a private company board.

In announcing these new appointments, Chairman of the Partnership’s Board of Supervisors, Harold R. Logan, Jr., said, “We are extremely pleased to welcome Larry Caldwell and Matt Chanin to Suburban’s Board of Supervisors. Each brings a wealth of senior executive and Board directorship experience across a broad range of industries, which will serve the Partnership well in light of our recent growth and expansion.”

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.3 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

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